UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-A
FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934
BROOKE CAPITAL CORPORATION
(Exact name of registrant as specified in its charter)

Kansas	48-1187574
(State of incorporation or organization)	(IRS Employer Identification No.)

8500 College Boulevard, Overland Park, Kansas	66210
(Address of principal executive offices)	(Zip Code)
Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common Stock, $.01 par value	American Stock Exchange
If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑
If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐
Securities Act registration statement file number to which this form relates:
(if applicable)
Securities to be registered pursuant to Section 12(g) of the Act:
None
(Title of Class)

Item 1. Description of Registrant’s Securities to be Registered
The Company is authorized to issue 26,550,000 shares of capital stock which is divided into two classes, including 25,000,000 shares of common stock ($.01 par value) and 1,550,000 shares of preferred stock. At the present time there are 3,475,817 common shares issued and outstanding.
The holders of the Company’s common stock have full voting rights. The shareholders of common stock have no preemptive or other rights to subscribe to additional shares offered by the Company. All outstanding shares of common stock are fully paid and nonassessable. Each outstanding share of common stock will be entitled to one vote on each matter submitted to a vote, including one vote for each directorship to be filled. All voting is on a non-cumulative basis. Accordingly, holders of a majority of the shares of common stock present or while represented by proxy in a meeting will be able to elect all the Board of Directors and minority shareholders will not be able to elect representatives to the Board. Subject to any preferences granted to holders of any shares of preferred stock, holders of shares of common stock are entitled to receive such dividends if, as and when declared by the Board of Directors out of the assets of the Company properly and legally applicable to the dividends in such amount and payable at such times and at such place or places as the Board of Directors may from time to time determine and to participate pro rata in any distribution of the Company’s assets after payment or reservation of funds for payment of its liabilities.
Item 2. Exhibits.
N/A

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 29, 2007	BROOKE CAPITAL CORPORATION

	By:	/s/ ROBERT D. ORR

Robert D. Orr

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